Exhibit 99.2

Shoals Technologies Group, Inc.
4Q20 Earnings Conference Call Script
March 15, 2021

Operator
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Good afternoon, and welcome to Shoals Technologies Group Fourth Quarter 2020 Earnings Conference Call. Today's call is being recorded, and we have allocated one hour for prepared remarks and Q&A. At this time, I would like to turn the conference over to Mehgan Peetz, General Counsel for Shoals Technologies Group. Thank you. You may begin.

Mehgan Peetz, General Counsel, Shoals Technologies Group, Inc.
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Thank you operator and thank you everyone for joining us today. Hosting the call today are Shoals’ Chairman, Brad Forth; CEO, Jason Whitaker; and CFO, Philip Garton.

On this call, management will be making statements based on current expectations and assumptions, which are subject to risks and uncertainties. Actual results could differ materially from our forward-looking statements if any of our key assumptions are incorrect because of other factors discussed in today's earnings news release and the comments made during this conference call or in our latest reports and filings with the Securities and Exchange Commission, each of which can be found on our website, www.shoals.com. We do not undertake any duty to update any forward-looking statements.

Today's presentation also includes references to non-GAAP financial measures. You should refer to the information contained in the company's fourth quarter press release for definitional information and reconciliations of historical non-GAAP measures to the comparable financial measures.
With that, let me turn the call over to Brad.

Brad Forth, Chairman, Shoals Technologies Group, Inc.
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Thank you very much Mehgan and good afternoon, everyone.

This is our first conference call since completing our initial public offering in January. I would like to start out by thanking our team for their outstanding execution as well as our new shareholders for their tremendous support. The IPO was an important milestone for our company, and we are all excited about the new opportunities that being public creates for us. 2020 was a year of record revenues, margins and profits for Shoals and I think Jason and his team are just getting started on what they can achieve.

I’ll now turn it over to Jason to provide an update on our business performance and strategy.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.
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Thanks Brad. I’m going to focus my remarks today on four topics:
1.How we performed against our KPIs in 2020
2.The outlook for our end-markets in 2021

Exhibit 99.2
3.Progress we have made on our growth strategy; and
4.Actions we have taken to further strengthen the depth, capabilities and commitment of our leadership team

Following that, I will turn it over to Shoals’ Chief Financial Officer, Phil Garton, who will provide financial highlights from the fourth quarter and full-year 2020, as well as our 2021 financial outlook.

So, starting with our performance against our KPIs. Those of you who met us during our IPO roadshow know that we have two primary financial objectives – grow our topline faster than the market and maintain or expand our Adjusted EBITDA margins. We achieve the former by taking share and entering new product categories, and the latter by increasing the contribution of higher-margin system solutions to our total revenues.

We grew our total revenues and system solutions revenues 21% and 57%, respectively, in 2020. Our system solutions revenues grew faster than the overall EBOS market as a result of share gains. In 2020, we believe approximately 50% of the solar energy projects installed in the U.S. used at least one Shoals product, an increase of more than ten percentage points versus the prior year.

In 2020, we generated 66% of our revenues from the sale of system solutions, an increase of approximately 15 percentage points versus the prior year. The increase in the percentage of our revenues from system solutions contributed to an expansion of our adjusted EBITDA margins of more than 900 basis points from 25.5% in 2019 to 34.7% in 2020.

Now turning to the outlook for our end-markets. In our core U.S. solar business, we are seeing increasing levels of demand as the build-out of new projects accelerates. The acceleration is being driven by growing corporate and utility commitments to buy more of their energy from renewable sources as well as a normalization of permitting processes as more states reopen from the pandemic. The two-year extension of the solar ITC in December has also expanded the total number of projects that are viable, though it may lead to some projects being started later in the year than originally planned as developers have a longer window to commence construction. To put the market momentum we are seeing in context, our quoting activity in the first two months of this year has increased approximately 50% year-over-year.

It’s also important to highlight that the acceleration in the solar market does more than just increase our addressable market – it also pushes customers to adopt our solution versus conventional EBOS. The reason for that is as activity levels grow, labor rates rise and labor availability falls. Many of our EPC customers are telling us that they are having difficulty staffing jobs. The opportunity right now is that big. Because our combine-as-you-go system installs much faster than conventional EBOS and does not require skilled labor, we can be the difference between our customer being able to take on an incremental job versus letting it go to a competitor because they simply don’t have the crews available to do the work.

Longer-term, we are even more bullish about solar than we were a few months ago. The Department of Energy’s estimate for the LCOE of utility scale solar coming online in 24 months has improved 17% from where it was just a year ago reflecting solar’s continued march down the cost curve. We’ve noted that based on declining costs, one of the major solar industry analysts that we follow has increased their forecast for new installations by more than 20% for the next three years from what they were forecasting in June. That’s a huge increase in the size of the market and aligns with what we have been seeing in the marketplace and hearing from customers.

I’ll now spend a couple of minutes on our growth strategy and the progress we have made on each element since our IPO. There are five elements to our growth strategy:

Exhibit 99.2
1.Growing market share by converting more customers to our combine-as-you-go BLA solution;
2.Selling more product to our customers by focusing on projects that incorporate energy storage;
3.Growing our wallet share with customers by introducing complementary products that address other EBOS categories;
4.Expanding internationally; and
5.Introducing new products for EV charging infrastructure.

I am excited to report that we are on or ahead of plan for each of these initiatives.

First, our combine-as-you-go system continues take share from conventional home run solutions. Late in the fourth quarter we converted an additional EPC to our system. That EPC has entered into an MSA with us that has already resulted in approximately 320 MW of orders for this year. We are targeting converting additional EPCs to our system in 2021 as we work to increase our market share to our 60% target.

Second, our strategy of concentrating on projects with energy storage is beginning to pay early dividends. Projects with storage spend about 55% more on EBOS than projects with just solar. More and more of our project pipeline includes storage which we expect to lead to higher Shoals’ revenues on each project we ship.

Third, our strategy to introduce new products in the EBOS segments where we did not historically play is on track. Last week we installed pre-production versions of our basic IV Curve Benchmarking solution across two different projects. The customers reported that the installations went flawlessly, and the project owners are already seeing benefits from the granular performance data the products provide. Next quarter selected customers will begin installing pre-production versions of our wire management solutions. Those installs will start as soon as our patent dockets issue.

We are also working on improved versions of our existing products and are currently in the process of filing seven new patent applications both in the U.S. and internationally.

Fourth, we have continued to make progress on our international expansion strategy. We have recently hired a new VP of EMEA sales to lead our international expansion in that region and we are already in conversations with five potential new European customers.

Fifth, we are focused on developing products for EV charging infrastructure where the same issues of installation inefficiencies and labor availability make building stations more expensive and time consuming than they need to be. We see shortcomings in the products currently available in the marketplace that create an opportunity for disruption.

With Ford, GM, and other OEMs recently announcing plans to phase out ICE vehicles, we are moving toward an EV world even faster than was projected six months ago. Considering that, we have taken steps to accelerate the development of our EV infrastructure business which we believe could become an entirely new leg to our business. We recently hired Jeff Tolnar to be our Senior Vice President of EV for our organization. Jeff previously served as Chief Commercial Officer of Greenlots, a leading provider of turnkey EV charging solutions that was acquired by Shell. We are confident that Jeff and his team will help Shoals disrupt the EV charging space the way we’ve disrupted solar EBOS.

Lastly, I wanted to cover a couple things we have done since our IPO to further strengthen the depth, capabilities and commitment of our leadership team. First, we will be announcing shortly the appointment of

Exhibit 99.2
three new independent directors to our board bringing the total to four independents. Each of these new independent directors are established business leaders who bring new capabilities to our board, including international business experience. Second, we have further strengthened our U.S. sales and marketing team by hiring the former director of marketing for Canadian Solar and a North American Vice President of Sales who previously held similar roles at Delta and Huawei. Third, we made all of our employees shareholders in connection with our IPO. We believe that aligning every member of our team with our shareholders is important.

As you can tell, we have been busy since our IPO. Solar is growing rapidly, our products are winning in the marketplace and we are executing well against the growth plans that we laid out in our IPO roadshow. I could not be more optimistic about our potential this year and beyond.

With that, I will turn it over to Phil for an update on Shoals’ financial results and outlook.

Philip Garton, CFO, Shoals Technologies Group, Inc.
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Thank you, Jason. I will provide some commentary on our fourth quarter and full year 2020 results, followed by our 2021 outlook.

For the fourth quarter, we generated revenues of $38.8 million which was in line with our expectations. Year-over-year growth was more modest in the fourth quarter due to extended downtime we took in December while we expanded capacity, as well as an extraordinarily strong Q4 2019. We expect quarterly comparisons going forward to be consistent with the year-over-year growth implied by our guidance, although we expect more of our growth to come in the second half vs. the first half.

Prices across our product lines during the fourth quarter were comparable to the prior year.

Gross margins in the fourth quarter increased by more than by 530 basis points to 38.3% from the prior year period as a result of a higher proportion of revenue from combine-as-you-go system solutions, purchasing efficiencies from increased volumes, improved material planning which reduced logistics costs, enhancements to product design that lowered manufacturing costs, and other manufacturing efficiencies resulting from higher production volume.

Operating expenses were $7.7 million compared to $4.3 million in the prior period, this was driven by higher equity-based compensation, increased payroll expense due to higher headcount, and non-recurring expenses related to our IPO.

Adjusted EBITDA, which excludes amortization of intangibles, stock-based compensation, COVID-19 related expenses, and other non-recurring items, was $14.1 million up 32.0% from $10.7 million in the prior period, with adjusted EBITDA margin increasing approximately 820 basis points year-over-year to 36.4%.

Adjusted net income increased 10.6% to $11.1 million compared to $10.1 million during the same period in the prior year.

Now turning to our full year results. Revenues for the year ended December 31, 2020, grew 21.5% to $175.5 million compared to $144.5 million in the prior year, this was driven by significantly higher sales volumes as a result of increased demand for solar EBOS generally and our combine-as-you-go products specifically.

Exhibit 99.2
We derived 66% of our revenues in 2020 from sales of system solutions which was an increase of approximately 15 percentage points versus 2019.

Gross profit increased 50.5% to $66.5 million compared to $44.2 million in the prior year, this was driven by higher volume and efficiency gains. Gross margin expanded by approximately 700 basis points to 37.9% in 2020 compared to 30.6% in the prior year period. Higher gross margin was the result of having more revenues to absorb fixed costs as well as increased sales of system solutions for combine-as-you-go EBOS which carry higher margins than our other products.

Operating expenses were $29.3 million compared to $17.3 million in the prior year, this was primarily as a result of the higher non-cash equity-based compensation related to Class C units issued, an increase in headcount and professional fees related to our IPO.

Adjusted EBITDA grew 65.6% to $60.9 million compared to $36.8 million in the prior year. Adjusted net income increased 66.4% to $56.3 million compared to $33.9 million in the prior year. Adjusted EBITDA and adjusted net income exclude amortization of intangibles, stock-based compensation, COVID-19 related expenses, and non-recurring items. Please see the adjusted EBITDA and adjusted net income tables in our fourth quarter press release.

Turning to our outlook for 2021, our backlog as of December 31, 2020 was $157 million representing an increase of 46% year-over-year. We have also seen our backlog continue to grow during the first quarter as a result of robust order activity. Based on what we are seeing in the market and feedback from our customers, we currently expect 2021 revenues to be in the range of $230 million to $240 million, representing a 34% year-over-year increase based on the midpoint of the range. We expect adjusted EBITDA to be in the range of $75 million to $80 million, and adjusted net income to be in the range of $47 million to $51 million.
Now I will turn it back over to Jason for closing remarks.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.
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Thanks Phil. I would like to wrap up with five simple reasons why we are excited about Shoals for 2021 and beyond.
1.Growth in our core U.S. solar market is accelerating;
2.We have the category killing product for solar EBOS and we are taking share;
3.We continue to migrate customers from components to system solutions which allows us to earn higher margins;
4.We are on our way to tapping the international market opportunity which could ultimately be as large as our core U.S. market; and
5.We see an opportunity to bring innovation to EV charging which could create an entirely new leg for our business.

Thank you for your time today. Now we will open up the line for questions.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.
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Thank you everyone for joining us today.

Exhibit 99.2
I would like to close by reiterating how proud I am of our team and the excitement I have for our future. I would also like to thank our shareholders for their tremendous support. We look forward to future discussions updating you on our progress.